EXHIBIT 4.4

[FORM OF FACE OF INITIAL NOTE]

14  1/2% Senior Discount Note due 2015

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

THIS NOTE IS A CONTINGENT PAYMENT DEBT INSTRUMENT ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT. ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES, AS WELL AS THE COMPARABLE YIELD AND PROJECTED PAYMENTS SCHEDULE, BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: RYERSON HOLDING CORPORATION, C/O PLATINUM EQUITY ADVISORS, LLC, 360 NORTH CRESCENT DRIVE, SOUTH BUILDING, BEVERLY HILLS, CALIFORNIA 90210, ATTENTION: EVA M. KALAWSKI, VICE PRESIDENT AND SECRETARY.

RYERSON HOLDING CORPORATION

14  1/2% SENIOR DISCOUNT NOTE DUE 2015

No. [ ]	CUSIP: [ ]
ISIN: [ ]

Ryerson Holding Corporation promises to pay to Cede & Co. or registered assigns, the principal sum of              on February 1, 2015.

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

RYERSON HOLDING CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the 14 1/2% Senior Discount Notes referred to in the within-mentioned Indenture: Dated:

WELLS FARGO BANK, N.A, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]

14  1/2% Senior Discount Note due 2015

RYERSON HOLDING CORPORATION

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Ryerson Holding Corporation, a Delaware corporation, or its successor (together the “Company” or the “Issuer”), will pay the principal amount at maturity of this Note on February 1, 2015, or if any such day is not a Business Day, on the next succeeding Business Day. The regular record dates are January 15 and July 15.

At the Issue Date, the Notes have an initial Accreted Value of $455.98 per $1,000.00 aggregate principal amount at maturity. Interest on this Note will accrue in the form of an increase in the Accreted Value of this Note and, except with respect to Additional Interest that does not increase the Accreted Value, no cash interest shall be paid and no cash interest will accrue on the Notes. The accreted value of each note will increase from Issue Date to and including October 31, 2010 at a rate of 14.50%. Thereafter, the interest rate will increase by 1.00% (to 15.50%) to and including July 31, 2011, increasing by an additional 1.00% (to 16.50%) on August 1, 2011 to and including April 30, 2012, and increasing by an additional 0.50% to (17.00%) on May 1, 2012 until the maturity date. Interest will be compounded semi-annually such that the Accreted Value will equal the Accreted Value of each note as of the Specified Date, as described in the definition of Accreted Value in the Indenture.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on any overdue Accreted Value at maturity at the rate equal to 1% per annum in excess of the then applicable rate of accretion on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful. Subject to the right of the Company, at its option, to pay interest on Additional Interest in cash, such interest shall be paid in the form of an increase in Accreted Value.

(2) Method of Payment. Except with respect to Additional Interest that does not increase the Accreted Value, no cash interest shall be paid on this Note. Accreted Value and premium, if any, and Additional Interest (to the extent such Additional Interest does not increase the Accreted Value), if any, shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such Accreted Value, premium, if any, and Additional Interest (to the extent such Additional Interest does not increase the Accreted Value), if any, then due.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture. The Issuer issued the 14 1/2% Senior Discount Notes under an Indenture, dated as of January 29, 2010 (the “Indenture”), among Ryerson Holding Corporation and the Trustee. The terms of the 14 1/2% Senior Discount Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 14 1/2% Senior Discount Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 14 1/2% Senior Discount Notes are subject to all such terms, and Holders are referred to the Indenture and such the TIA for a statement of such terms. The 14 1/2% Senior Discount Notes issued on the Issue Date are senior Obligations of the Issuer limited to $483,000,000 in aggregate principal amount at maturity, plus amounts, if any, sufficient to pay premium, if any, and Additional Interest, if any, on outstanding 14 1/2% Senior Discount Notes as set forth in Paragraph 1 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5) Optional Redemption.

(a) The Notes. The Notes will not be redeemable prior to May 1, 2010. Thereafter, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days’ prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at the following Redemption Prices (expressed as percentages of the Accreted Value to be redeemed) set forth below, plus accrued and unpaid Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on a Semi-Annual Accrual Date that is on or prior to the redemption date) if redeemed during the periods indicated below:

Year	Redemption Price
May 1, 2010 until (but not including) August 1, 2011	102.000%
August 1, 2011 until (but not including) August 1, 2014	104.000%
August 1, 2014 and thereafter	100.000%

(b) The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with the Indenture and compliance with all applicable securities laws.

(6) Mandatory Redemption. Except as set forth under Sections 3.9, 4.10, 4.14, 4.16, 4.22 and 4.24 of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Repurchase at Option of Holder.

(a) Subject to Section 4.16 of the Indenture, upon the occurrence of a Change of Control, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 and any integral multiple of $1.00 in excess thereof (rounded up to the nearest whole dollar)) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid Additional Interest, if any, thereon to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes.

(c) Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from the Issuer prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Redemption upon Certain Events.

(a) Redemption on Specified Change of Control. Upon the occurrence of a Specified Change of Control, the Issuer is required to redeem the Notes at a price in cash equal to the Redemption Price applicable to the Notes pursuant to a Specified Change of Control Redemption. Not later than 60 days following the Specified Change of Control, subject to certain exceptions set forth in the Indenture, the Issuer will mail a notice of redemption to each Holder and the Trustee describing the transaction or transactions that constitute the Specified Change of Control and setting forth the procedures governing the Specified Change of Control Redemption required by the Indenture.

(b) Redemption and Offer to Purchase upon Certain Equity Issuances. The Company will be required to redeem the maximum principal amount at maturity of Notes that is a minimum principal amount at maturity of $2,000 and an integral multiple of $1.00 in excess thereof that may be redeemed out of any Qualified Equity Issuance Net Proceeds at a price in cash in an amount equal to the Redemption Price applicable to such Notes on the date on which notice of such redemption is given as set forth in Section 3.07(a) of the Indenture, in each case plus accrued and unpaid Additional Interest, if any, to the date fixed for the closing of such redemption, in accordance with the procedures set forth in the Indenture, unless the Company has given notice of redemption as described in Section 3.07(a) of the Indenture and Section 4.14(a) of the Indenture, in each case with respect to all the Notes. In addition, the Company will, and will cause its Restricted Subsidiaries (including Ryerson) to, use an amount equal to (x) 50% of any remaining Qualified Equity Issuance Net Proceeds that are not applied in accordance with the terms set forth above, less (y) any amounts previously paid by Ryerson to repurchase Ryerson Inc.’s 12% Senior Secured Notes due 2015 pursuant to the “equity claw” provision set forth in Section 3.7(a)(iii) of the Ryerson Indenture (as in effect on the Issue Date) to make an Offer to Purchase to all holders of Ryerson Notes equal to the Excess Qualified Equity Issuance Proceeds.

(c) Mandatory Dividend from Ryerson Inc. to the Company and Redemption. At any time that the aggregate amount of all Available Amounts dividended, distributed or paid to the Issuer pursuant Section 4.24 of the Indenture exceeds $10 million, the Issuer will use such aggregate amount of all Available Amounts to redeem the Notes at a price in cash equal to the Redemption Price applicable to the Notes, in each case plus accrued and unpaid Additional Interest, if any, to the date fixed for the closing of such redemption, in accordance with the procedures set forth in the Indenture, unless the Issuer has given notice of redemption as described under Section 3.7 or 4.22 of the Indenture, in each case with respect to all Notes then outstanding.

(9) Notice of Redemption. Notice of redemption shall be delivered in accordance with the provisions of the Indenture to each Holder whose Notes are to be redeemed.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1.00 in excess thereof (rounded up to the nearest whole dollar). The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for the Notes.

(a) Amendment Without Consent of Holders. Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Guarantees, if any, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes;

(ii) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;

(iii) to add additional Events of Default;

(iv) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(v) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(vi) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(vii) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(viii) to cure any ambiguity, defect, omission, mistake or inconsistency;

(ix) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(x) to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(xi) to provide for the release of the Ryerson Stock from the Lien of the Indenture and the Pledge Agreement when permitted or required by the Pledge Agreement or the Indenture; or

(xii) to increase the amount payable in respect of the Accreted Value thereof or the rate of interest thereon or any premium payable thereon.

(b) Amendment With Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(i) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the Accreted Value thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(ii) reduce the percentage in aggregate principal amount at maturity of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture,

(iii) modify the obligations of the Company to make redemptions or Offers to Purchase upon a Change of Control, Qualified Equity Issuances of Available Amount or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of the applicable event,

(iv) subordinate, in right of payment, the Notes to any other Debt of the Company,

(v) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(vi) change the method of calculating Accreted Value except as provided in the Indenture.

In addition, any amendment to, or waiver of, the provisions of the Indenture or the Pledge Agreement that has the effect of releasing the Ryerson Stock from the Liens securing the Notes will require the consent of the Holders of at least 100% in aggregate principal amount at maturity of the Notes then outstanding.

(c) Waiver of Defaults. The Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(i) in any payment in respect of the Accreted Value of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or

(ii) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(13) Defaults and Remedies.

Events of Default include:

(a) default in the payment in respect of the Accreted Value of (or premium, if any, on) any Note (whether at Stated Maturity or upon repurchase, acceleration, optional redemption, mandatory redemption or otherwise);

(b) default in the payment of any Additional Interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c) failure to perform or comply with Section 5.1 of the Indenture;

(d) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2) or (3) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes;

(e) a default or defaults under any bonds, debentures, notes or other evidences of Debt (including the Ryerson Notes but excluding the Notes) by the Company, Ryerson or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(f) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(g) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(iv) unless all of the Ryerson Stock has been released from the Liens in accordance with the provisions of the Indenture, default by the Company in the performance of Pledge Agreement which adversely affects the enforceability, validity, perfection or priority of the Liens on the Ryerson Stock granted to the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, the repudiation or disaffirmation by the Company or any Subsidiary of its material obligations under the Pledge Agreement or the determination in a judicial proceeding that the Pledge Agreement is unenforceable or invalid against the Company or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Pledge Agreement) or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 66 2/3% of the outstanding principal amount of the Notes Obligations and demanding that such default be remedied.

Acceleration:

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the outstanding Notes may declare the Accreted Value of the Notes and any accrued but unpaid Additional Interest, if any, on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated Accreted Value of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) of Section 6.1 of the Indenture has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.1 of the Indenture shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (7) of Section 6.1 of the Indenture occurs with respect to the Company, the Accreted Value of, and accrued Additional Interest, if any, on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of Accreted Value of, premium, if any, and Additional Interest, if any,) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(14) Trustee Dealings with the Issuer and Affiliates of the Issuer. The Trustee in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and its Affiliates, and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.

(15) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(16) Authentication. This 14 1/2% Senior Discount Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the 14 1/2% Senior Discount Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the 14 1/2% Senior Discount Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Ryerson Holding Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Facsimile: (310) 712-1863

Attention: Eva M. Kalawski, Vice President and Secretary

ASSIGNMENT FORM

To assign this 14 1/2% Senior Discount Note, fill in the form below: (I) or (we) assign and transfer this 14 1/2% Senior Discount Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 14 1/2% Senior Discount Note on the books of Ryerson Holding Corporation. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this 14 1/2% Senior Discount Note)

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 14 1/2% Senior Discount Note purchased by Ryerson Holding Corporation pursuant to Section 4.10 (Asset Sale), 4.14 (Change of Control) or 4.22 (Equity Issuance) of the Indenture, check the box below:

[    ] Section 4.10            [    ] Section 4.14            [    ] Section 4.22

If you want to elect to have only part of the 14 1/2% Senior Secured Note purchased by Ryerson Holding Corporation pursuant to Section 4.10, 4.14 or 4.22 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the 14 1/2% Senior Discount Note)

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE OF EXCHANGES OF 14 1/2% SENIOR DISCOUNT NOTES

The following exchanges of a part of this Global Note for other 14 1/2% Senior Discount Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 14 1/2% Senior Discount Note Custodian